Exhibit 99.1
Enterprise Reports First Quarter 2026 Earnings
Houston, Texas (Tuesday, April 28, 2026) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2026.
Financial Highlights (1Q 2026 compared to 1Q 2025, as applicable)
•Operating income: $1.9 billion, up 8%
•Net income attributable to common unitholders: $1.5 billion, $0.68 per diluted common unit, up 6%
•Adjusted EBITDA: $2.7 billion, up 10%
•Operational DCF: $2.1 billion, which provided 1.8x coverage of distributions declared for 1Q 2026, up 5%; retained $1.5 billion of DCF
•Adjusted CFFO: $2.3 billion, up 10%
•Common unit repurchases: $116 million; 31% cumulative utilization of $5.0 billion buyback program
•For the 12 months ended March 31, 2026, the payout ratio, comprised of distributions to common unitholders and common unit buybacks, was 57% of Adjusted CFFO
•Distributions declared: $0.55 per common unit, or $2.20 per common unit annualized, up 2.8%
•Total debt principal outstanding: $34.2 billion as of March 31, 2026
•Consolidated liquidity (available liquidity under revolving credit facilities plus unrestricted cash on hand): $3.3 billion as of March 31, 2026
Capital Investment and Operational Highlights (1Q 2026 compared to 1Q 2025, as applicable)
•Record natural gas processing plant inlet volumes: 8.3 Bcf/d, up 7%, driven by a 9% increase in Permian plant inlet volumes
•Record equivalent pipeline transportation volumes: 14.2 MMBPD, up 7%
•Record marine terminal volumes: 2.3 MMBPD, up 15%
•Record NGL fractionation volumes: 1.9 MMBPD, up 16%
•Assets placed into service: Mentone West 2 Gas Processing Plant
•Announced two additional 300 MMcf/d natural gas processing plants in the Permian Basin
•Capital investments for 1Q 2026: $988 million, comprised of $783 million for growth capital projects and $205 million for sustaining capital expenditures
•Growth capital spending for 2026, net of $596 million of proceeds from asset sales, is expected to be in the range of $2.3 to $2.6 billion; and $580 million for sustaining capital expenditures
Conference Call to Discuss First Quarter 2026 Earnings
Enterprise will host a conference call today to discuss first quarter 2026 earnings. The call will be webcast live beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), distributable cash flow (“DCF”), Operational distributable cash flow (“Operational DCF”), Adjusted cash flow from operations (“Adjusted CFFO”), total gross operating margin, and adjusted free cash flow (“Adjusted FCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.
As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMBPD” means million barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day, “TBtus/d” means trillion British thermal units per day, and “PDH” means propane dehydrogenation.

“Enterprise began 2026 with a strong start in the first quarter,” said A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “Contributions from new assets placed in service over the past year and continuing to volumetrically ramp up, such as the Bahia NGL pipeline, NGL fractionator 14 and three Permian natural gas processing plants, led to record volumes across most of our integrated system. In total, our partnership set 12 new operational records during the quarter including for natural gas processing inlet volumes of 8.3 Bcf/d, equivalent pipeline volumes of 14.2 MMBPD, NGL fractionation volumes of 1.9 MMBPD and marine terminal volumes of 2.3 MMBPD. This volume growth together with higher utilization rates at our PDH facilities, an increase in natural gas pipeline and marketing volumes and margins and higher values for 234 MBPD of equity NGL-equivalent production led to a quarter of strong earnings and cash flow.”
“For the quarter, we generated $2.7 billion of DCF, including approximately $600 million of proceeds received in the first quarter of 2026 from the final payment for our sale of a 40 percent interest in the Bahia NGL pipeline to ExxonMobil. Our DCF for the quarter supported a 2.8 percent increase in our cash distribution rate to common unitholders and allowed us to retain $1.5 billion of DCF to reinvest in the growth of the partnership and fund $116 million of buybacks in the first quarter,” said Teague.
“Our commercial team in the Permian continues to have success in underwriting new natural gas processing plants and related infrastructure to support future growth from our oil and gas producer customers. To accommodate this production growth, Enterprise will build two additional 300 MMcf/d natural gas processing plants, one each in the Midland and Delaware Basins that are expected to begin operations during 2027. These plants will increase our natural gas processing capacity by an additional 12 percent. Since the Navitas Midstream acquisition in 2022, we have been increasing our natural gas processing capacity in the Permian at a 17 percent compound annual growth rate. With the trend of higher ratios of natural gas and NGL production to crude oil production, we expect natural gas and NGL production growth from the Permian to be 1.6 times that of crude oil production growth. This provides visibility to the need for additional investments in natural gas gathering, treating and processing capacity to facilitate further development of the basin. The NGL volumes from these new plants will flow into our integrated system of downstream NGL pipelines, fractionators, distribution pipelines to domestic markets and marine terminals to serve international markets. We now have approximately $5.3 billion of major growth capital projects under construction,” stated Teague.
“As a result of the recent disruption of exports from the Middle East, we are seeing strong demand for the security and reliability of U.S. energy exports. We are experiencing this uptick in demand across all of our marine terminals including record demand for the partnership’s ethylene export facility. I would like to congratulate our engineering and operations team for expediting the second phase of our Neches River NGL marine terminal. We began LPG commissioning activities at the terminal earlier this month and will also begin ethane commissioning activities later in May. These efforts enable Enterprise to promptly respond to the increase in global demand for U.S. energy,” concluded Teague.
Review of First Quarter 2026 Results
Total gross operating margin was $2.6 billion for the first quarter of 2026 compared to $2.4 billion for the first quarter of 2025.
NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.5 billion for the first quarter of 2026 compared to $1.4 billion for the first quarter of 2025.
Gross operating margin from the natural gas processing business and related NGL marketing activities was $415 million for the first quarter of 2026 compared to $373 million for the first quarter of 2025. Natural gas processing plant inlet volumes were a record 8.3 Bcf/d in the first quarter of 2026, a 7 percent increase compared to the first quarter of 2025. Total fee-based natural gas processing volumes increased 4 percent, or 297 MMcf/d, to a record 7.5 Bcf/d in the first quarter of 2026, compared to the first quarter of 2025. Total equity NGL-equivalent production volumes were 234 MBPD and 225 MBPD in the first quarters of 2026 and 2025, respectively. The following highlights summarize selected variances within this business, with results for the first quarter of 2026 as compared to the first quarter of 2025:
•Permian natural gas processing, including the Delaware and Midland Basin facilities, reported a $47 million increase in gross operating margin primarily due to higher average processing margins and higher fee-based processing volumes.

•The higher fee-based processing volumes were primarily due to the three natural gas processing plants beginning operations in the past twelve months: Mentone West 1 and Orion in the third quarter of 2025 and Mentone West 2 in the first quarter of 2026. Permian Basin processing plant inlet volumes increased 345 MMcf/d.
Gross operating margin from the NGL pipelines and storage business was $832 million for the first quarter of 2026 compared to $831 million for the first quarter of 2025. Total NGL pipeline volumes were a record 4.9 MMBPD in the first quarter of 2026, a 434 MBPD, or 10 percent, increase over the first quarter of 2025. Total NGL marine terminal volumes were a record 1.1 MMBPD in the first quarter of 2026, a 103 MBPD increase compared to the first quarter of 2025. The following highlights summarize selected variances within this business, with results for the first quarter of 2026 as compared to the first quarter of 2025:
•On a combined basis, the pipelines serving the Permian and Rocky Mountain regions reported a $22 million increase in gross operating margin. The Bahia NGL Pipeline was placed into service during the fourth quarter of 2025.
•Gross operating margin from the Morgan’s Point and Neches River Terminals increased $6 million primarily due to an increase in ethane export volumes. The first phase of the Neches River Terminal was placed in service in July 2025.
•Gross operating margin from LPG-related activities at the Enterprise Hydrocarbons Terminal (“EHT”) decreased $42 million primarily due to lower average loading fees largely due to the recontracting of a legacy agreement.
Gross operating margin from the NGL fractionation business was $256 million for the first quarter of 2026 compared to $214 million for the first quarter of 2025. Total NGL fractionation volumes were a record 1.9 MMBPD for the first quarter of 2026 compared to 1.7 MMBPD for the first quarter of 2025. The following highlight summarizes selected variances within this business, with results for the first quarter of 2026 as compared to the first quarter of 2025:
•Gross operating margin from our Mont Belvieu area NGL fractionation complex increased $33 million primarily due to higher average fractionation fees and higher volumes partially offset by higher operating costs. The higher fractionation volumes were primarily due to Frac 14 which was placed into service in the fourth quarter of 2025.
Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $329 million for the first quarter of 2026 compared to $374 million for the first quarter of 2025. Total crude oil pipeline volumes were a record 2.6 MMBPD in the first quarter of 2026, a 165 MBPD increase compared to the first quarter of 2025. Total crude oil marine terminal volumes were 866 MBPD in the first quarter of 2026 compared to 736 MBPD in the first quarter of 2025. The following highlight summarizes selected variances within this segment, with results for the first quarter of 2026 as compared to the first quarter of 2025:
•On a combined basis, gross operating margin from our crude oil assets and crude oil marketing decreased a net $45 million primarily due to lower average sales margins and lower transportation-related revenues, partially offset by higher other revenues at EHT.
Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $496 million for the first quarter of 2026 compared to $357 million for the first quarter of 2025. Total natural gas pipeline volumes were a record 21.2 TBtus/d in the first quarter of 2026, a 4 percent increase compared to 20.3 TBtus/d for the same quarter in 2025. The following highlights summarize selected variances within this segment, with results for the first quarter of 2026 as compared to the first quarter of 2025:
•Natural gas marketing gross operating margin increased $111 million due to higher average sales margins.
•Texas Intrastate System gross operating margin increased $15 million primarily due to higher capacity reservation fees and other revenues and higher transportation volumes.
•On a combined basis, gross operating margin from our Acadian Gas System and Haynesville Gathering System increased $8 million primarily due to higher transportation volumes.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $314 million for the first quarter of 2026 compared to $315 million for the first quarter of 2025. Total segment pipeline volumes were 1.1 MMBPD in the first quarter of 2026 compared to 949 MBPD in the first quarter of 2025. Total marine terminal volumes were 383 MBPD in the first quarter of 2026 compared to 311 MBPD for the first quarter of 2025. The following highlights summarize selected variances within this segment, with results for the first quarter of 2026 as compared to the first quarter of 2025:
•Propylene production and related activities reported a $67 million increase in gross operating margin primarily due to higher propylene sales volumes and higher average sales margins.
•Gross operating margin from our octane enhancement and related plant operations decreased $46 million primarily due primarily to a planned turnaround at the Octane Enhancement facility. This facility resumed partial operations earlier this month and is expected to resume full rates in May.
Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.
Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.
This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
Contacts: Joe Theriac, Vice President, Finance & Investor Relations, (713) 381-6394
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2026	2025	2026
Revenues	$14,386	$15,417	$51,565
Costs and expenses:
Operating costs and expenses	12,503	13,690	44,253
General and administrative costs	64	60	255
Total costs and expenses	12,567	13,750	44,508
Equity in income of unconsolidated affiliates	76	94	343
Operating income	1,895	1,761	7,400
Other income (expense):
Interest expense	(385)	(340)	(1,446)
Other, net	8	9	33
Total other expense, net	(377)	(331)	(1,413)
Income before income taxes	1,518	1,430	5,987
Provision for income taxes	(22)	(24)	(21)
Net income	1,496	1,406	5,966
Net income attributable to noncontrolling interests	(13)	(12)	(63)
Net income attributable to preferred units	(1)	(1)	(4)
Net income attributable to common unitholders	$1,482	$1,393	$5,899
Per common unit data (fully diluted):
Earnings per common unit	$0.68	$0.64	$2.70
Average common units outstanding (in millions)	2,187	2,191	2,187

Supplemental financial data:
Net cash flow provided by operating activities	$1,469	$2,314	$7,740
Net cash flow used in investing activities	$381	$1,047	$4,825
Net cash flow used in financing activities	$1,939	$1,651	$2,975
Total debt principal outstanding at end of period	$34,222	$31,887	$34,222

Non-GAAP Distributable Cash Flow (1)	$2,707	$2,013	$8,694
Non-GAAP Operational Distributable Cash Flow (1)	$2,111	$2,009	$8,006
Non-GAAP Adjusted EBITDA (2)	$2,692	$2,444	$10,212
Non-GAAP Adjusted Cash flow from operations (3)	$2,330	$2,111	$8,928
Non-GAAP Adjusted Free Cash Flow (3)	$1,926	$1,055	$4,001
Gross operating margin by segment:
NGL Pipelines & Services	$1,503	$1,418	$5,644
Crude Oil Pipelines & Services	329	374	1,456
Natural Gas Pipelines & Services	496	357	1,697
Petrochemical & Refined Products Services	314	315	1,435
Total segment gross operating margin (4)	2,642	2,464	10,232
Net adjustment for shipper make-up rights (5)	(18)	(33)	(9)
Non-GAAP total gross operating margin (6)	$2,624	$2,431	$10,223

(1)See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(5)Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(6)See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2026	2025	2026
Selected operating data:(1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,881	4,447	4,756
NGL marine terminal volumes (MBPD)	1,097	994	995
NGL fractionation volumes (MBPD)	1,910	1,652	1,771
Equity NGL-equivalent production volumes (MBPD) (2)	234	225	224
Fee-based natural gas processing volumes (MMcf/d) (3,4)	7,478	7,181	7,383
Natural gas processing inlet volumes (MMcf/d) (5)	8,252	7,719	8,038
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,649	2,484	2,619
Crude oil marine terminal volumes (MBPD)	866	736	796
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (6)	21,171	20,310	20,916
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	124	113	119
Butane isomerization volumes (MBPD)	121	114	122
Standalone DIB processing volumes (MBPD)	219	188	202
Octane enhancement and related plant sales volumes (MBPD) (7)	29	46	37
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	1,098	949	1,074
Refined products and petrochemicals marine terminal volumes (MBPD) (8)	383	311	347
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	8,628	7,880	8,449
Natural gas pipeline transportation volumes (BBtus/d)	21,171	20,310	20,916
Equivalent pipeline transportation volumes (MBPD) (9)	14,199	13,225	13,953
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,346	2,041	2,138

(1)Operating rates are calculated based on total volumes divided by the number of calendar days during the applicable period. Total volumes, which include volumes for newly constructed assets from the related in-service date and for recently purchased assets from the related acquisition date, reflect volumes for assets owned by consolidated entities on a 100% basis and volumes for assets owned by our unconsolidated affiliates net to our ownership interest.
(2)Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities. The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.
(3)Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)Natural gas processing inlet volumes is an operational measure representing the physical, unprocessed rich natural gas passing through meters located at or near the inlet of our natural gas processing plants or at the wellhead for all natural gas processing facilities that we operate. Substantially all natural gas processing inlet volumes are processed under service contracts that are either fee-based, commodity-based or a combination of both. Natural gas processing inlet volumes are reflected in “Fee-based natural gas processing volumes” for volumes processed under fee-based service contracts, “Equity NGL-equivalent production volumes” for volumes processed under commodity-based service contracts or both of the aforementioned categories for volumes processed under service contracts that have both fee and commodity-based terms.
(6)“BBtus/d” means billion British thermal units per day.
(7)Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu area complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.
(8)In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(9)Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

	Natural Gas, $/MMBtu	Ethane, $/gallon	Propane, $/gallon	Normal Butane, $/gallon	Isobutane, $/gallon	Natural Gasoline, $/gallon
	(1)	(2)	(2)	(2)	(2)	(2)
2025 by quarter:
1st Quarter	$3.65	$0.27	$0.90	$1.06	$1.07	$1.53
2nd Quarter	$3.44	$0.24	$0.78	$0.88	$0.93	$1.32
3rd Quarter	$3.07	$0.23	$0.69	$0.86	$0.92	$1.30
4th Quarter	$3.55	$0.27	$0.62	$0.84	$0.88	$1.24
2025 Averages	$3.43	$0.25	$0.75	$0.91	$0.95	$1.35

2026 by quarter:
1st Quarter	$5.05	$0.23	$0.66	$0.88	$0.89	$1.50

(1)Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

	WTI Crude Oil, $/barrel	Midland Crude Oil, $/barrel	Houston Crude Oil, $/barrel
	(1)	(2)	(2)
2025 by quarter:
1st Quarter	$71.42	$72.52	$72.81
2nd Quarter	$63.87	$64.42	$64.65
3rd Quarter	$64.93	$65.76	$66.09
4th Quarter	$59.14	$59.77	$60.05
2025 Averages	$64.84	$65.62	$65.90

2026 by quarter:
1st Quarter	$71.93	$73.97	$74.67

(1)West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.57 per gallon during the first quarter of 2026 versus $0.67 per gallon during the first quarter of 2025. Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices. An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities. The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Adjusted cash flow from operations and Adjusted Free Cash Flow – UNAUDITED
($ in millions)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2026	2025	2026	2025
Adjusted cash flow from operations (“Adjusted CFFO”) and Adjusted Free Cash Flow (“Adjusted FCF”)
Net cash flow provided by operating activities (GAAP)	$1,469	$2,314	$7,740	$8,318
Adjustments to reconcile net cash flow provided by operating activities to Adjusted CFFO and Adjusted FCF (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	861	(203)	1,188	267
Adjusted CFFO (non-GAAP)	$2,330	$2,111	$8,928	$8,585
Net cash flow used in investing activities	(381)	(1,047)	(4,825)	(5,442)
Cash contributions from noncontrolling interests	–	4	1	86
Cash distributions paid to noncontrolling interests	(23)	(13)	(103)	(81)
Adjusted FCF (non-GAAP)	$1,926	$1,055	$4,001	$3,148

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.
Adjusted FCF is a non-GAAP measure that reflects cash generated from our operations, excluding the net effect of changes in operating accounts, after accounting for capital expenditures. We believe that Adjusted FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of Adjusted FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2026	2025	2026
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,482	$1,393	$5,899
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses (1)	701	636	2,688
Cash distributions received from unconsolidated affiliates	86	103	421
Equity in income of unconsolidated affiliates	(76)	(94)	(343)
Asset impairment charges	8	10	48
Change in fair market value of derivative instruments	98	42	72
Deferred income tax expense	14	11	49
Sustaining capital expenditures (2)	(205)	(102)	(723)
Other, net	3	10	(105)
Operational DCF (non-GAAP)	2,111	2,009	8,006
Proceeds from asset sales and other matters	596	4	674
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	14
DCF (non-GAAP)	$2,707	$2,013	$8,694
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(861)	203	(1,188)
Sustaining capital expenditures	205	102	723
Proceeds from asset sales and other matters	(596)	(4)	(674)
Other, net	14	–	185
Net cash flow provided by operating activities (GAAP)	$1,469	$2,314	$7,740

(1)Excludes amortization of finance lease right-of-use assets, which are a component of DCF.
(2)Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.
DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.
Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations. We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.
The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2026	2025	2026
Net income (GAAP)	$1,496	$1,406	$5,966
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	672	615	2,592
Interest expense, including related amortization	385	340	1,446
Cash distributions received from unconsolidated affiliates	86	103	421
Equity in income of unconsolidated affiliates	(76)	(94)	(343)
Asset impairment charges	8	10	48
Provision for income taxes	22	24	21
Change in fair market value of commodity derivative instruments	98	42	72
Other, net	1	(2)	(11)
Adjusted EBITDA (non-GAAP)	2,692	2,444	10,212
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(385)	(340)	(1,446)
Deferred income tax expense	14	11	49
Provision for income taxes	(22)	(24)	(21)
Net effect of changes in operating accounts, as applicable	(861)	203	(1,188)
Other, net	31	20	134
Net cash flow provided by operating activities (GAAP)	$1,469	$2,314	$7,740

(1)Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.
Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2026	2025	2026
Total gross operating margin (non-GAAP)	$2,624	$2,431	$10,223
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(656)	(602)	(2,531)
Asset impairment charges in operating costs and expenses	(8)	(10)	(48)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	(1)	2	11
General and administrative costs	(64)	(60)	(255)
Total operating income (GAAP)	$1,895	$1,761	$7,400

(1)Excludes amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets, which are components of gross operating margin.
We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.
The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs. Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests. The GAAP financial measure most directly comparable to total gross operating margin is operating income.
Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit H
Other Information – UNAUDITED
($ in millions)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2026	2025	2026
Capital investments:
Capital expenditures	$983	$1,062	$4,909
Cash used for asset acquisitions	–	–	632
Investments in unconsolidated affiliates	–	–	2
Other investing activities	5	4	26
Total capital investments	$988	$1,066	$5,569

The following table summarizes the mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2026	2025	2026
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(3)	$(5)	$(1)
Crude Oil Pipelines & Services	(13)	(2)	(15)
Natural Gas Pipelines & Services	(56)	(33)	(33)
Petrochemical & Refined Products Services	(26)	(2)	(23)
Total mark-to-market impact on gross operating margin	$(98)	$(42)	$(72)